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                              STOCKHOLDER AGREEMENT

         STOCKHOLDER AGREEMENT (the "Agreement") dated as of December 2, 1998, by and between KCI Acquisition Corp., a Delaware corporation (the "Company"), and Bloom & Desloge Enterprises, Inc., a corporation (the "Stockholder").

         WHEREAS, as of the date hereof the Stockholder owns beneficially and of record 380,556 shares of Common Stock of Valley Forge Corporation, a Delaware corporation ("VFC") (all such shares and any shares hereafter acquired by the Stockholder prior to the termination of this Agreement being referred to herein as the "Shares");

         WHEREAS, concurrently herewith, Key Components, Inc., a New York corporation, VFC and the Company are entering into an Agreement and Plan of Merger (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"); and

         WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has requested that the Stockholder agree, and, in order to induce the Company to enter into the Merger Agreement, the Stockholder has agreed, to vote the Shares as set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

         1.1 Tender of the Shares. On or after January 4, 1999 the Stockholder shall tender the Shares to the Company, pursuant to the Offer contemplated in
Article I of the Merger Agreement and shall not withdraw the Shares therefrom prior to the termination or expiration of the Offer or the termination of the Merger Agreement.

         1.2 Transfer of Shares. Except as required by Section 1.1, until the close of business on the date of the special meeting of stockholders of VFC (including any adjournments thereof, the "VFC Special Meeting") called to consider and vote upon the transactions contemplated by the Merger Agreement (the "Transactions"), the Stockholder will not (a) sell, pledge or otherwise dispose of any of the Shares, (b) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares (other than this Agreement), or grant any proxy with respect thereto (other than a proxy naming the Stockholder as one of the proxyholders), or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of the Shares.

         1.3 Voting of Shares; Further Assurances. The Stockholder, by this Agreement, does hereby constitute and appoint the Purchaser, or any nominee of the Purchaser, with full power of substitution, during and for the term of this Agreement, as such Stockholder's true and


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lawful attorney and proxy, for and in its name, place and stead, to vote each of the Stockholder's Shares as such Stockholder's proxy, at the VFC Special Meeting (including the right to sign the Stockholder's name (as a stockholder) to any consent, certificate or other document relating to the Company that the DGCL may permit or require) (a) in favor of the adoption of the Merger Agreement and approval of the Transactions, (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at the VFC Special Meeting, and (c) against any Acquisition Proposal or any other action or agreement that would result in a breach of any covenant, representation or warranty or another obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Parent's or Purchaser's obligations under the Merger Agreement not being fulfilled. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

                                   ARTICLE II

         2.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the fax number specified below:

                  (a)      If to the Company:

                           KCI Acquisition Corp.
                           c/o Millbrook Capital management, Inc.
                           152 West 57th Street, 17th Floor
                           New York, New York 10019
                           Attn: Alan L. Rivera
                           Fax: 212-586-0340

                           with a copy to:

                           Rubin Baum Levin Constant & Friedman
                           30 Rockefeller Plaza, 29th Floor
                           New York, New York 10112
                           Attn: Michael J. Emont
                           Fax: 212-698-7825

                  (b)      If to the Stockholder:

                           Bloom & Desloge Enterprises, Inc.

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                           c/o Valley Forge Corporation
                           100 Smith Ranch Road, Suite 326
                           San Rafael, CA 94903-1994
                           Attn:  Martin J. Bloom
                           Fax No.:  415-492-0128

                           with a copy to:

                           Husch & Eppenberger, LLC
                           100 N. Broadway, Suite 1300
                           St. Louis, MO 63102
                           Attn: James V. Stepleton, Esq.
                           Fax:  314-421-0239

         2.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         2.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the provisions hereof are fulfilled to the extent possible.

         2.4 Entire Agreement. This Agreement, together with the Merger Agreement and the other agreements contemplated thereby, constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. The parties hereto agree that until the sale of the Shares or the termination of the Offer the Stockholder shall retain all benefits and burdens of ownership of the Shares except as otherwise expressly provided herein.

         2.5 Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any person to which legal or beneficial ownership (as such term is applied under Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of the Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

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         2.6      Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

         2.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         2.8 Specific Performance. The parties hereto agree that irreparable damages would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         2.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

         2.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

         2.11 Term. The term of this Agreement shall commence as of the date hereof and shall continue until the first to occur of (a) the closing of the transactions contemplated by the Merger Agreement, or (b) the valid termination of the Merger Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



BLOOM & DESLOGE ENTERPRISES, INC.        KCI ACQUISITION CORP.


By:                                      By:
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Name:                                    Name:
Title:                                   Title:


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